[The Beard Company Logo]

    THE BEARD COMPANY                                            News Release
Enterprise Plaza, Suite 320
   5600 North May Avenue                              Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
 (405) 842-2333 OTCBB: BRCO


                                THE BEARD COMPANY
                          DECLARES 2-FOR-1 STOCK SPLIT

FOR IMMEDIATE RELEASE:  Tuesday, July 20, 2004

     Oklahoma City, Oklahoma --- The Beard Company today announced that the 2-for-1 stock split which was approved by the Company's stockholders at the Annual Meeting held on June 15, 2004 will become effective at the close of business on August 6, 2004 (the "Effective Date").

     At the Annual Meeting, stockholders approved Amendments to the Company's Certificate of Incorporation to (i) increase the number of common shares authorized to be issued from 7,500,000 to 15,000,000, (ii) to decrease the par value from $.001333 per share to $.0006665 per share and (iii) to effect the 2-for-1 split of the Company's common stock.

     The record date for the split will be July 29, 2004 (the "Record Date"). As a result of the proposed stock split, on the Effective Date each holder of common stock on the Record Date will receive one additional share of common stock for each one share of such common stock held by such holder on the Record Date.

     Holders of the Company's stock certificates who wish to receive new stock certificates reflecting the stock split should surrender their stock certificates to the Company's transfer agent, UMB Bank, n.a., 928 Grand Blvd. - 13th Floor, Kansas City, MO 64106. The transfer agent will cancel the surrendered certificates and issue the surrendering stockholders a new certificate reflecting the number of shares that the surrendering stockholder owns after the stock split. The new shares will be mailed to stockholders on August 6, 2004. Accordingly, any stockholder desiring to surrender their certificates should surrender same in time to arrive at the transfer agent no later than August 5, 2004.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:    Rebecca G. Witcher, Corporate Secretary
                                    Phone: (405) 842-2333
                                    Fax:  (405) 842-9901
                                    Email: bwitcher@beardco.com

Fax Number (405) 842-9901                             Email:  hmee@beardco.com